 EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 20-F to the Annual Report of Genoil Inc. (the “Company”) of our report dated April 30, 2025 relating to the consolidated financial statements of the Company for the years ended December 31, 2024.

/s/ HHL LLP

New York, New York

April 30, 2025